Wireless Remote Monitoring Leader Acorn Energy Reports Q1 Results

and Reviews Progress and Outlook on Call Today at 5:00 pm ET

Wilmington, DE, May 16, 2016 – Acorn Energy, Inc. (OTCQB: ACFN) today reported results for its first quarter ended March 31, 2016 (Q1’16). Acorn Energy is hosting a conference call today at 5:00 pm ET to review its recent progress and financial results (call details below).

Recent Strategic Repositioning of the Company:

In late April Acorn announced plans to focus its resources and operational efforts on the growth of its OmniMetrix subsidiary, a pioneering leader in machine-to-machine (Internet of Things) wireless remote monitoring and control for stand-by generators, pipelines, cell towers, etc.

In support of this strategy Acorn also announced it has:

●	Partnered its DSIT Solutions business (DSIT) with a leading Israeli defense firm, including the sale of nearly 50% of its interest in DSIT for $4.9 million plus a potential earn-out, and

●	Announced its intention to enhance its operating results and reduce cash burn through the planned liquidation of the assets of its GridSense® subsidiary. As a result of this action, GridSense is being reported as a discontinued operation in Q1 ‘16 and thereafter.

Jan Loeb, CEO of Acorn commented, “Last month Acorn executed on initiatives aimed at restructuring our business to improve its profitability and future cash flows. We determined that the best course for us to take was to liquidate our GridSense business and focus our resources on the growth of the OmniMetrix business where we see the greatest potential to create value for shareholders.

“Our first quarter results reflect the discontinuation of our GridSense business. In addition, starting in the second quarter of 2016 we will no longer consolidate the revenue and operating results of our DSIT subsidiary, but will instead report these operations ‘below the line’ on the equity method. To better illustrate the impact of the DSIT transaction on our operating results, we have provided pro forma first quarter results - as if the DSIT transaction had occurred on December 31, 2015 - in our 10-Q filing.

“The sale of the DSIT stake and the decision to liquidate the assets of GridSense enables us to focus our capital and resources towards the higher margin growth opportunity we see in our OmniMetrix remote monitoring business. Our goal is to scale its operations through organic and non-organic means as we work to tap the growing demand for the efficiency and cost-saving advantages of advanced machine monitoring technology. Importantly, a little over half of its revenue comes from recurring maintenance contracts which provide Acorn with stable and predictable cash flows with attractive margins.

“Finally, we are actively pursuing a range of measures to reduce costs and enhance operational efficiencies at OmniMetrix. We see areas of opportunity in this regard over the next few quarters.”

Q1’16 revenue increased to $4.8 million compared to $3.7 million in Q1’15, reflecting increases in revenue from both DSIT and OmniMetrix in the period.

DSIT revenue increased 29% to $3,920,000 in Q1’16 from $3,037,000 in Q1’15 while gross profit increased 50% from $804,000 in Q1’15 to $1,206,000 in Q1’16. Gross margin increased to 31% in Q1’16 from 26% in Q1’15 due to increased revenue in higher-margin naval projects as compared to the first quarter of 2015 which had a greater concentration of revenue in generally lower-margin non-naval projects.

OmniMetrix revenue increased 25% to $841,000 in Q1’16 from $673,000 in Q1’15. Gross margin decreased to 51% in Q1’16 from 65% in Q1’15, principally due to increased residential generator monitoring which is a lower margin business than commercial and industrial generator monitoring, as well as the impact of increased hardware sales which carry lower margins as well as a modest decrease in overall hardware sales margins.

Balance Sheet

To illustrate the impact of proceeds from the sale of the DSIT stake and the subsequent repayment of the Leap Tide loan and accrued interest ($2,050,000) and Director Loans and interest ($431,000), a pro forma consolidated balance sheet has been included in today’s news release, prepared as if the DSIT Transaction and subsequent debt repayments had occurred on March 31, 2016.

Conference Call Details:

Date/Time:	Monday, May 16th at 5:00 pm ET

Dial In #:	888-243-4451 or 412-542-4135 Int’l

Online Replay/Transcript:	Audio file and call transcript will be posted to the Investor section of Acorn’s website when available.

About Acorn Energy, Inc. (www.acornenergy.com)

Acorn Energy, Inc. is a holding company with two portfolio companies:

OmniMetrix, Inc. (www.omnimetrix.net) - a leader and pioneer in machine-to-machine (M2M) wireless remote monitoring and control for pipelines, stand-by generators, cell towers, medical facilities, data centers, public transportation systems, and other critical equipment at federal, state and municipal government facilities. OmniMetrix is a proven solution for making critical systems more reliable, with over 16 years of experience and thousands of monitored assets.

DSIT Solutions Ltd. (www.dsit.co.il) - develops and produces sonar applications for the defense, HLS, energy and commercial markets. The company employs a world-class multi-disciplinary team of professionals that are skilled in the latest sonar and real-time technologies. DSIT products include: The Shield family of Diver Detection Sonars, Portable Acoustic Ranges, Underwater Acoustic Signal Analysis systems, sonar simulators and trainers and various other products in this field. DSIT is also in the process of developing innovative fiber-optic based sensors.

Safe Harbor Statement

This press release includes forward-looking statements, which are subject to risks and uncertainties. There is no assurance that Acorn will be successful in maximizing the value of its operating companies and other assets. A complete discussion of the risks and uncertainties which may affect Acorn Energy’s business generally and the businesses of its subsidiaries is included in “Risk Factors” in the Company’s most recent Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission.

Investor Relations Contact:

David Collins, William Jones, Helen Sun

Catalyst Global

212-924-9800 or acfn@catalyst-ir.com

ACORN ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three months ended March 31,
	2016	2015
Total revenues	4,761	3,710
Total cost of sales	3,130	2,468
Gross profit	1,631	1,242
Operating expenses:
Research and development expenses, net of credits	365	410
Selling, general and administrative expenses	2,625	2,322
Total operating expenses	2,990	2,732
Operating loss	(1,359)	(1,490)
Finance income (expense), net	(273)	—
Loss before income taxes	(1,632)	(1,490)
Income tax (expense) benefit	(8)	33
Net loss from continuing operations	(1,640)	(1,457)
Loss from discontinued operations, net of income taxes	(1,386)	(1,477)
Net loss	(3,026)	(2,934)
Non-controlling interest share of net loss – continuing operations	51	20
Non-controlling interest share of net loss – discontinued operations	—	145
Net loss attributable to Acorn Energy shareholders	$(2,975)	$(2,769)

Basic net loss per share attributable to Acorn Energy shareholders:
Continuing operations	$(0.06)	$(0.06)
Discontinued operations	(0.05)	(0.05)
Total attributable to Acorn Energy shareholders	$(0.11)	$(0.11)
Weighted average shares outstanding - basic	27,325	26,476

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

As of March 31, 2016

(in thousands, except per share data)

	Acorn consolidated as reported	Less DSIT	Pro Forma Adjustments	Note	Pro Forma
Cash, cash equivalents and escrow	$113	$(5)	$2,166	(1)	$2,274
Other current assets	14,590	(12,660)			1,930
Total current assets	14,703	(12,665)	2,166		4,204
Investment in DSIT	—	—	5,397	(2)	5,397
Other non-current assets	8,162	(7,605)	—		557
Total assets	22,865	(20,270)	7,563		10,158

Current liabilities	17,959	(9,507)	(2,405)	(3)	6,047
Non-current liabilities	6,060	(5,249)	874	(3)	1,685
Total liabilities	24,019	(14,756)	(1,531)		7,732
Total Acorn Energy, Inc. shareholders’ equity (deficiency)	(2,371)	—	3,951	(4)	1,580
Non-controlling interests	1,217	—	(371)	(5)	846
Total equity (deficiency)	(1,154)	—	3,580		2,426
Total liabilities and equity	$22,865	$(14,756)	$2,049		$10,158

(1) –	Represents the gross proceeds from the DSIT Transaction ($4,913) less taxes of $266 and excluding transaction costs, less repayment of the Leap Tide loan and accrued interest ($2,050) and the Director Loans and interest ($431).

(2) –	Represents the equity investment in DSIT following the DSIT Transaction

(3) –	Represents amounts due to DSIT ($16) less the repayment of the Leap Tide loan and accrued interest and Director Loans and interest noted above and the elimination of the remaining discount ($40) associated with the Leap Tide loan.

(4) –	Represents net adjustments in the Company’s shareholder equity as a result of the DSIT Transaction

(5) –	Represents the elimination of non-controlling interests associated with DSIT